Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE

For Further Information:	Eloise L. Mackus, CEO Phone: 330.576.1208 Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION REPORTS ON STOCKHOLDER
MEETING
Stockholders approve three measures needed for recapitalization to proceed
Fairlawn, Ohio — October 20, 2011 — Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, today reported that its stockholders approved three measures allowing the Company to proceed with its planned recapitalization. Stockholders approved proposals to:
1.	Amend the Certificate of Incorporation to increase the Company’s authorized number of shares of common stock from 12 million to 50 million.

2.	Issue and sell a number of shares of common stock equal to more than 20% of currently outstanding common stock in accordance with the terms of Standby Purchase Agreements.

3.	Grant the Board of Directors discretionary authority to amend the Certificate of Incorporation to implement a reverse stock split of the Company’s common stock in a specific ratio ranging from 1-for-2 to 1-for-5, as selected by the Board.
The recapitalization will proceed only upon declaration of effectiveness by the Securities and Exchange Commission of the company’s registration statement. The purpose of the recapitalization is to return the Company to a sound financial footing and satisfy obligations pursuant to consent orders with the Company’s and the Bank’s regulators. The recapitalization is designed to occur by way of a rights offering to existing stockholders and a possible public reoffer. The record date for determining stockholders entitled to participate in the rights offering has not yet been established.

About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company of CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com